Exhibit 10.34(b)

EXECUTION VERSION

AMENDMENT NO. 1

AMENDMENT NO. 1 dated as of April 9, 2010 (“Amendment No. 1”) to the Credit Agreement dated as of February 9, 2010 (the “Credit Agreement”), among Spansion LLC, a Delaware limited liability company (the “Borrower”), Spansion Inc., a Delaware corporation (“Holdings”), Spansion Technology LLC, a Delaware limited liability company (“Spansion Technology” and together with Holdings, the “Guarantors”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), Barclays Bank PLC, as Administrative Agent (“Administrative Agent”), Collateral Agent and Documentation Agent, Barclays Capital, as Joint Lead Arranger and Joint Book Runner, and Morgan Stanley Senior Funding, Inc., as Joint Lead Arranger, Joint Book Runner and Syndication Agent.

The Borrower, the Guarantors, the Lenders party hereto and the Administrative Agent wish to amend, in certain respects, the Credit Agreement, and the Borrower, the Escrow Agent, the Lenders party hereto and the Administrative Agent wish to amend, in certain respects, the Escrow Agreement and accordingly, the parties hereto hereby agree as follows:

Section 1. Definitions. Capitalized terms used in this Amendment No. 1 and not otherwise defined are used herein as defined in the Credit Agreement (as amended hereby).

Section 2. Amendments to the Credit Agreement. Effective as provided in Section 6 hereof, the Credit Agreement shall be amended as follows:

2.01. References in the Credit Agreement (including references to the Credit Agreement as amended hereby) to “this Agreement” (and indirect references such as “hereunder,” “hereby,” “herein,” and “hereof”) shall be deemed to be references to the Credit Agreement as amended hereby.

2.02. Section 1.01 of the Credit Agreement is hereby amended as follows:

(a)	The following definitions are hereby added to Section 1.01:

“Amendment No. 1” means Amendment No. 1 to this Agreement dated as of April 9, 2010.

“Amendment No. 1 Effective Date” has the meaning specified in Amendment No. 1.”

(b)	The definitions “Interest Payment Date” and “Termination Date” are hereby deleted in their entirety and replaced with the following:

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date; provided, that the first Interest Payment Date will occur on the Amendment No. 1 Effective Date and the second Interest Payment Date will occur on the next such date to occur after the Account Release Date.

“Termination Date” means, unless the Account Release Date has previously occurred, the date that is the earliest of (a) 90 days from the Closing Date (subject to any extensions consented to in accordance with Section 11.01(a)(II)), (b) the date which the Borrower notifies the Lenders in writing that the Account Release Conditions shall not be met, (c) the date on which the Loans become due pursuant to Section 8.02, (d) 18 days from the Closing Date, unless the proceeds from the Rights Offering (or otherwise from the Backstop Parties pursuant to the Rights Agreement) equal to at least approximately $105,000,000 have been deposited in an escrow and/or segregated account on or prior to such date, (e) the date that the Bankruptcy Court denies entry of the Final Approval Order and (f) the date the Bankruptcy Court’s Final Approval Order approving the Transaction and the fees to be paid in connection therewith is overturned, vacated or stayed; provided, that a Termination Date shall not be deemed to have occurred pursuant to this clause (f) unless the Arrangers shall have given the Borrower one day prior written notice of the occurrence of a Termination Date hereunder, which notice shall not be provided if (x) such Final Approval Order was overturned, vacated or stayed over the objections of the Debtors and the Debtors are continuing to contest such matters before the Bankruptcy Court and (y) the rights and interests of the Lenders and the Arrangers are not adversely affected by such Final Approval Order being overturned, vacated or stayed as reasonably determined by the Arrangers; provided, further, that for the avoidance of doubt nothing in this proviso shall extend the time limit set forth in clause (a) or (d) above.”

2.03. Section 2.01 of the Credit Agreement is hereby amended in its entirety to read as follows:

“2.01. The Loans and the Accrued Interest Amount. (i) Subject to the terms and conditions set forth herein, each Lender severally agrees to make a single Loan in an amount not to exceed such Lender’s Commitment and to make the gross proceeds of such Loan available to the Administrative Agent on the Closing Date to be deposited by the Administrative Agent into the Escrow

Account and (ii) immediately prior to the deposit referred to in clause (i), the Borrower agrees to deposit the Escrow Deposit Amount in the Escrow Account. Immediately after such deposits are made, (i) the Borrower will pay (with funds other than those deposited in the Escrow Account) the fees payable to the Arrangers and the administrative agency fee payable to the Administrative Agent each payable on the Closing Date as set forth in the Fee Letter and (ii) the Escrow Agent shall release funds from the Escrow Account in accordance with the terms of the Escrow Agreement in such amount as is necessary to pay the portion of the Closing Fee due on the Closing Date to the Lenders on a pro rata basis. In the event that (A) the Base Rate increases at any time from the Closing Date to the Account Release Date such that the Accrued Interest Amount deposited into the Escrow Account would not be sufficient (as determined by the Administrative Agent) to pay the amount of interest that could accrue on the Loans through and including the 90th day after the Closing Date (as calculated using such higher Base Rate) or (B) the time period set forth in clause (a) of the definition of “Termination Date” is extended in accordance with Section 11.01(a)(II), the Borrower shall make any necessary additional deposits into the Escrow Account (as determined by the Administrative Agent) to increase the Accrued Interest Amount to such amount as is sufficient to pay the amount of interest that could accrue on the Loans for the relevant maximum time periods set forth in clauses (A) or (B) above at such higher Base Rate and/or for such extended time period. On the Amendment No. 1 Effective Date, the Escrow Agent will release $5,732,876.71 (which is the amount of interest that has accrued on the Loans from the Closing Date through and including April 9, 2010) from the Escrow Account to the Administrative Agent for payment of interest to the Lenders in accordance with the terms hereof on the first Interest Payment Date. Upon the earlier of the Account Release Date and the Termination Date, the Escrow Agent will release the remaining funds held in the Escrow Account for application in accordance with Section 6.11 hereof. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed. Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein; provided, however, that prior to and until the Account Release Date all Loans shall be Base Rate Loans.”

2.4. Sections 4.01(c)(iii)(B), 4.01(c)(iii)(C) and 4.01(c)(x) of the Credit Agreement are hereby amended by replacing each reference to “90 days” with “120 days”.

2.5. Sections 4.01(j) and 4.02(i)(ii) of the Credit Agreement are hereby amended by replacing each reference to “90 days” with “60 days”.

2.6. Section 11.01 (a) of the Credit Agreement is hereby amended in its entirety to read as follows:

“(a) (I) In the case of the Closing, waive any condition set forth in Section 4.01(d), (e), (g) or (i) or, in the case of the Account Release Date, Section 4.02(d), (e) or (g)(i), without the written consent of each Lender and (II) extend the time period in clause (a) or the 18-day period of clause (d) of the definition of “Termination Date” or waive the condition set forth in Section 4.02(k) without the written consent of the Super Majority Lenders;”

2.07. Schedules 4.01(c)(ii), 5.06, 5.08(b), 5.08(c), 5.08(e), 5.13, 5.20, 5.21, 6.17 and 7.01(m) to the Credit Agreement are hereby amended in their entirety to read as set forth in Schedules 4.01(c)(ii), 5.06, 5.08(b), 5.08(c), 5.08(e), 5.13, 5.20, 5.21, 6.17 and 7.01(m), respectively, to this Amendment No. 1.

Section 3. Amendments to the Escrow Agreement.

3.01. Section 1.4(b) of the Escrow Agreement is hereby amended in its entirety to read as follows:

“(b) If, at any time, or from time to time, (A) the Base Rate increases prior to the Account Release Date such that the Accrued Interest Amount deposited into the Escrow Account would not be sufficient (as determined by the Administrative Agent) to pay the amount of interest that could accrue on the Loans through and including the 90th day after the Closing Date (as calculated using such higher Base Rate) or (B) the time period set forth in clause (a) of the definition of “Termination Date” is extended in accordance with Section 11.01(a)(II) of the Credit Agreement, then the Administrative Agent shall send a written notice to Spansion indicating the amount (as determined by the Administrative Agent) as is sufficient to pay the amount of interest that could accrue on the Loans for the relevant maximum time periods set forth in clauses (A) or (B) above at such higher Base Rate and/or for such extended time period, and Spansion agrees that it will promptly deposit (which shall be no later than one Business Day after receipt of such notice) such additional amounts in cash into the Escrow Account.”

3.02. Section 5 of the Escrow Agreement is hereby amended by (i) relettering clauses (b), (c) and (d) thereof as clauses (c), (d) and (e), respectively, and (ii) adding a new clause (b) to read in its entirety as follows:

“(b) On the first Interest Payment Date the Escrow Agent shall promptly cause the disbursement to the Administrative Agent of $5,732,876.71 (which is the amount of interest that has accrued on the Loans from the Closing Date through and including April 9, 2010) in immediately available funds for payment of interest to the Lenders in accordance with the terms of the Credit Agreement.”

Section 4. Representations and Warranties. The Borrower represents and warrants to the Administrative Agent and each of the Lenders that (a) the representations and warranties set forth in Article V of the Credit Agreement (other than the Account Release Date Representations) and in each Loan Document shall be true and correct in all material respects on and as of the date hereof with the same effect as though made on and as of such date except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date and (b) no Event of Default or Default shall have occurred and be continuing.

Section 5. Confirmation of Guarantee. Each Guarantor, by its execution of this Amendment No. 1, hereby confirms and ratifies that all of its obligations as a Guarantor shall continue in full force and effect for the benefit of the Administrative Agent and the Lenders with respect to the Obligations under the Loan Documents as amended by this Amendment No. 1.

Section 6. Conditions Precedent to Effectiveness. The amendments set forth in Sections 2 and 3 hereof shall become effective, as of the date hereof, upon the date upon which each of the following conditions is satisfied (the “Amendment No. 1 Effective Date”):

(a) Amendment No. 1. This Amendment No. 1 shall have been duly executed and delivered by the Borrower, Guarantors, the Administrative Agent, the Escrow Agent and the Super Majority Lenders. In addition, each of the Guarantors shall have executed and delivered its confirmation and consent provided for on the signature pages hereto.

(b) Fees. (1) each Lender which shall have delivered (by facsimile or otherwise) an executed signature page to this Amendment No. 1 on or prior to 5:00 p.m. New York City time on April 5, 2010 shall have received from the Borrower payment in immediately available funds of an amendment fee equal to 0.10% of the respective Commitments of such Lenders (the “Amendment Fee”); and

(2) the Agents, the Escrow Agent and the Arrangers shall have received from the Borrower payment in immediately available funds all reasonable out-of-pocket costs and expenses of the Agents and Arrangers, (including reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent) in connection with this Amendment No. 1, the Credit Agreement, the Escrow Agreement and each other Loan Document as required by Section 11.04 of the Credit Agreement.

(c) Accrued Interest. The Borrower shall have deposited $2,866,438.36 in immediately available funds into the Escrow Account in accordance with Section 2.01 of the Credit Agreement and Section 1.4(b) of the Escrow Agreement.

(d) Rights Offering. The availability of the proceeds of the Rights Offering (or otherwise from the Backstop Parties pursuant to the Rights Agreement) to the Borrower, subject to the terms of the Rights Offering Documents, shall be extended to a date no earlier than the date that is 90 days from the Closing Date.

(e) Approval Order. The Bankruptcy Court shall have entered into a an order providing that the Borrower shall pay the Amendment Fee and any reasonable costs and expenses required to be paid pursuant to clause (b) above.

Section 7. Administrative Agent Notice to the Borrower of Additional Interest Amount. Pursuant to Section 1.4(b) of the Escrow Agreement, the Administrative Agent hereby notifies the Borrower that the Borrower is required to deposit an amount equal to $2,866,438.36 into the Escrow Account on the date hereof, which amount is sufficient to pay the amount of interest that could accrue on the Loans for the time period from the date hereof through and including the date set forth in clause (a) of the definition of “Termination Date” as amended by this Amendment No. 1.

Section 8. Miscellaneous. Except as herein provided, the Credit Agreement and the other Loan Documents shall remain unchanged and in full force and effect. This Amendment No. 1 may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement and any of the parties hereto may execute this Amendment No. 1 by signing any such counterpart. This Amendment No. 1 shall be governed by, and construed in accordance with, the law of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed as of the date first above written.

BORROWER:

SPANSION LLC, a Delaware limited liability company

By:	/s/ John H. Kispert
Name.	John H. Kispert
Title:	President and Chief Executive Officer

GUARANTORS:

SPANSION INC., a Delaware corporation

By:	/s/ John H. Kispert
Name:	John H. Kispert
Title:	President and Chief Executive Officer

SPANSION TECHNOLOGY LLC,
a Delaware limited Ability company

By:	/s/ John H. Kispert
Name:	John H. Kispert
Title:	Chief Executive Officer

ACKNOWLEDGED:

BARCLAYS BANK PLC, as Administrative Agent

By:	/s/ Ritam Bhalla
Name: Ritam Bhalla
Title: Vice President

BARCLAYS CAPITAL INC., as Escrow Agent

By:	/s/ Ian Palmer
Name:	Ian Palmer
Title:	Managing Director

LENDERS:

SIGNATURE PAGES FOR THE
REQUIRED LENDERS ON FILE WITH
THE ADMINISTRATIVE AGENT